Exhibit 99.(a)(1)(F)

Contacts:
Timothy J. Smith
952-406-3100
IR@mgipharma.com

NEWS RELEASE	(For release on November 29, 2007 at 9:20 a.m. ET)

MGI PHARMA ISSUES STATEMENT

MINNEAPOLIS, MN, November 29, 2007 — MGI PHARMA, INC. (NASDAQ: MOGN) a biopharmaceutical company focused in oncology and acute care, today stated that its board of directors has authorized management to evaluate possible strategic alternatives. To assist in this process, the company retained the services of Lehman Brothers, who is acting as its exclusive financial advisor. There can be no assurance that a strategic transaction will be pursued or consummated, and the company indicated that its strategy is yielding strong operating and financial performance.

Contrary to statements recently reported, it is the company’s policy not to comment on rumors and speculation regarding its review of possible strategic alternatives. In keeping with that policy, the company will not publicly disclose further information regarding the status of its evaluation until the process has been completed.

About MGI PHARMA

MGI PHARMA, INC. is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops, and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) Injection, Dacogen® (decitabine) for Injection, and Gliadel® Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements.  Factors that might cause MGI PHARMA’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the determinations by FDA regarding the safety or efficacy of Aquavan Injection and other risks and uncertainties detailed from time to time in MGI PHARMA’s  filings with the Securities and Exchange Commission including its most recently filed

Form 10-K and Form 10-Q. MGI PHARMA  undertakes no duty to update any of these forward-looking statements.